As filed with the Securities and Exchange Commission on May 6, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ADC THERAPEUTICS SA

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland

(Address of Principal Executive Offices)

ADC Therapeutics SA 2019 Equity Incentive Plan

(Full title of the plans)

ADC Therapeutics America, Inc. 430 Mountain Avenue, 4th Floor 135 Route 202/206 Murray Hill, NJ 07974 (Name and Address of Agent For Service) (908) 546-5556
(Telephone number, Including Area Code, of Agent For Service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:
Deanna L. Kirkpatrick Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)	Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Shares, par value CHF 0.08 each, to be issued pursuant to the ADC Therapeutics SA 2019 Equity Incentive Plan	6,000,000	$24.88(2)	$149,280,000.00	$16,286.45

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, par value CHF 0.08 each (“Common Shares”), of ADC Therapeutics SA (the “Registrant”) issuable pursuant to the ADC Therapeutics SA 2019 Equity Incentive Plan, as amended and restated (the “2019 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the 2019 Plan by reason of any share dividend, share split or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act on the basis of the average high and low sale prices of Common Shares on the New York Stock Exchange on April 30, 2021.

(3)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 20-F filed with the Commission on March 18, 2021 (Registration No. 001-39071), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on May 6, 2021 (other than Exhibit 99.3 thereto) (Registration No. 001-39071).

(c) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement Form 8-A (Registration No. 001-39071), dated May 11, 2020, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, the Registrant’s amended and restated articles of association provides for indemnification of the existing and former members of the Registrant’s board of directors, executive committee as well as their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and the Registrant’s amended and restated articles of association requires the Registrant to advance the expenses of defending any act, suit or proceeding to existing and former members of the Registrant’s board of directors and executive committee to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

The Registrant has entered into indemnification agreements with each of the members of its board of directors and executive committee. The indemnification agreements and our articles of association require us to indemnify our executive officers and directors to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits.

Exhibit Number
4	ADC Therapeutics SA Form of Amended and Restated Articles of Association (incorporated herein by reference to Exhibit 99.4 to the Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on May 6, 2021 (Registration No. 001-39071)
5	Opinion of Homburger AG, Swiss counsel of ADC Therapeutics SA, as to the validity of the common shares (filed herewith)
23.1	Consent of Homburger AG, Swiss counsel of ADC Therapeutics SA (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers SA, independent registered public accounting firm (filed herewith)
24	Powers of Attorney (included in the signature pages hereto)
99.1	ADC Therapeutics SA 2019 Equity Incentive Plan, as amended and restated (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Epalinges, Switzerland on May 6, 2021.

ADC THERAPEUTICS SA

By:	/s/ Christopher Martin
Name:	Christopher Martin
Title:	Chief Executive Officer

POWER OF ATTORNEY

 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher Martin, Michael Forer and Jennifer Creel and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Martin	Chief Executive Officer and Director	May 6, 2021
Christopher Martin	(Principal Executive Officer)

/s/ Jennifer Creel	Chief Financial Officer	May 6, 2021
Jennifer Creel	(Principal Financial Officer)

/s/ Robert A. Schmidt	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2021
Robert A. Schmidt

/s/ Ron Squarer		May 6, 2021
Ron Squarer	Chairman of the Board of Directors

/s/ Michael Forer		May 6, 2021
Michael Forer	Vice Chairman of the Board of Directors

/s/ Peter B. Corr		May 6, 2021
Peter B. Corr	Director

/s/ Stephen Evans-Freke		May 6, 2021
Stephen Evans-Freke	Director

/s/ Peter Hug		May 6, 2021
Peter Hug	Director

/s/ Thomas Pfisterer		May 6, 2021
Thomas Pfisterer	Director

/s/ Thomas M. Rinderknecht		May 6, 2021
Thomas M. Rinderknecht	Director

/s/ Tyrell J. Rivers		May 6, 2021
Tyrell J. Rivers	Director

/s/ Victor Sandor		May 6, 2021
Victor Sandor	Director

/s/ Jacques Theurillat		May 6, 2021
Jacques Theurillat	Director

/s/ Jennifer Creel		May 6, 2021
Jennifer Creel	Authorized Representative in the United States
ADC Therapeutics America, Inc.